UNDERWRITING/AGENCY AGREEMENT

October 31, 2007

Apollo Gold Corporation
5655 S. Yosemite Street, Suite 200
Greenwood Village, Colorado
U.S.A.

Attention:	Mr. R. David Russell
President, CEO and Director

Re: Issue and Sale of Flow-Through Shares

Haywood Securities Inc. (the “Underwriter”) understands that Apollo Gold Corporation (the “Corporation”) proposes to issue and sell, by way of private placement, up to 7,454,545 common shares of the Corporation issued on a “flow-through” basis pursuant to the Income Tax Act (Canada) (the “Flow-Through Shares”) at a price of C$0.55 per Flow-Through Share for aggregate gross proceeds of up to C$4,100,000, subject to the terms and conditions as set out below (the “Offering”).

Subject to the terms and conditions hereof, the Underwriter agrees to (i) purchase 4,600,000 Flow-Through Shares on a “bought deal” basis with the right to substitute purchasers (the “Bought Deal Offering”); and (ii) act as the sole and exclusive agent of the Corporation on a “best efforts” basis to sell up to 2,854,545 Flow-Through Shares (the “Best Efforts Offering”). The Bought Deal Offering and the Best Efforts Offering shall be conducted on a private placement basis for completion on the Closing Date (as defined herein) in the Selling Jurisdictions (as defined herein) at a price of C$0.55 per Flow-Through Share. The Underwriter is authorized to endeavour to obtain commitments from others to purchase the Flow Through Shares to be purchased in the Bought Deal Offering directly from the Corporation, which shall result in a corresponding reduction in the number of Flow Though Shares required to be purchased by the Underwriter. For greater certainty, in the event that the Underwriter secures substitute purchaser subscriptions for less than 4,600,000 Flow-Through Shares, the Underwriter hereby agrees to purchase that number of Flow-Through Shares from the Corporation as would result in a total of 4,600,000 Flow-Through Shares being issued. However, the Underwriter shall have no obligation to purchase the Flow Through Shares to be sold in the Best Efforts Offering as principal. The Corporation hereby agrees to issue and sell to the Underwriter, on the Closing Date, at a price of C$0.55 per Flow-Through Share, that number of Flow-Through Shares sold by the Underwriter in the Bought Deal Offering and the Best Efforts Offering up to 7,454,545 Flow-Through Shares.

The Flow-Through Shares will be issued and sold pursuant to exemptions under Applicable Securities Laws (as defined herein) in the Selling Jurisdictions in accordance with the provisions hereof.

In connection with the offering and sale of the Flow-Through Shares, the Underwriter shall be entitled to retain as sub-agents other registered securities dealers, provided the Underwriter will at all times lead manage the Offering, and may receive (for delivery to the Corporation at the Closing Time) subscriptions for Flow-Through Shares from other registered securities dealers. The fee payable to such sub-agents shall be for the account of the Underwriter and shall not exceed the fee payable to the Underwriter hereunder. The Underwriter shall, however, be under no obligation to engage any sub-agent.

In consideration for its services hereunder, the Underwriter shall be entitled to the fee and the Compensation Options (as defined herein) provided for in Section 9. That fee shall be payable and the Compensation Options shall be issuable at the Closing Time upon the closing of the sale of the Flow-Through Shares. For greater certainty, the services provided by the Underwriter pursuant to this Agreement will not be subject to the Goods and Services Tax provided for in the Excise Tax Act (Canada) and taxable supplies will be incidental to the exempt financial services provided.

The following are the further terms and conditions of this Agreement:

Section 1	Definitions

As used in this Agreement, including the paragraphs prior to this definitional section and any amendments hereto, unless the context otherwise requires:

(a)
“Agreement” means this agreement and not any particular Article or Section or other portion except as may be specified, and words such as “hereto”, “herein” and “hereby” refer to this Agreement as the context requires;

(b)
“Applicable Securities Laws” includes, without limitation, all applicable securities laws, rules, regulations, instruments, notices, blanket orders, decision documents, statements, circulars, procedures and policies in the Selling Jurisdictions and in the United States including, without limitation, the policies and by-laws of the Exchanges;

(c)	“business day” means a day which is not Saturday, Sunday or a legal holiday in Toronto, Ontario;

(d)
“Canadian Exploration Expense(s)” or “CEE” means Canadian exploration expense as described in paragraph (f) of the definition of “Canadian exploration expense” in subsection 66.1(6) of the Tax Act or that would be described in paragraph (h) of such definition if the reference therein to “paragraphs (a) to (d) and (f) to (g.1)” were a reference to paragraph (f), excluding expenses that are “Canadian exploration and development overhead expenses” (as defined in the regulations to the Tax Act for purposes of paragraph 66(12.6)(b) of the Tax Act) of the Corporation or amounts which constitute specified expenses for seismic data described in paragraph 66(12.6)(b.1) of the Tax Act or any expenses for prepaid services or rent that do not qualify as outlays and expenses for the period as described in the definition of “expense” in subsection 66(15) of the Tax Act;

(e)	“Closing Date” means October 31, 2007, or such other date or dates as the Underwriter and the Corporation may agree in writing;

(f)	“Closing Time” means 9:00 a.m. (Toronto time), or such other time on the Closing Date as the Underwriter and the Corporation may agree;

(g)	“Commitment Amount” means C$0.55 multiplied by the number of Flow-Through Shares subscribed and paid for pursuant to the Offering, being an aggregate of up to C$4,100,000;

(h)	“common shares” means the common shares in the capital of the Corporation and, where appropriate in the context, includes the Flow-Through Shares;

(i)	“Compensation Options” shall have the meaning set forth in section 9 hereof;

(j)	“Corporation” means Apollo Gold Corporation, a corporation duly incorporated pursuant to the provisions of the YBCA, as defined on the first page of this Agreement;

(k)	“Corporation’s counsel” means Fogler, Rubinoff LLP, or such other legal counsel as the Corporation, with the consent of the Underwriter, may appoint;

(l)
“Directed Selling Efforts” means directed selling efforts as that term is defined in Regulation S. Without limiting the foregoing, but for greater certainty, it means, subject to the exclusions from the definition of directed selling efforts contained in Regulation S, any activity undertaken for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States for any of the Flow-Through Shares and includes, without limitation, the placement of any advertisement in a publication with a general circulation in the United States that refers to the offering of Flow-Through Shares;

(m)	“Due Diligence Session” shall have the meaning set forth in subsection 2(e) hereof;

(n)
“Due Diligence Session Responses” means the oral and written responses, as the case may be, provided by the Corporation, as given by any director or senior officer of the Corporation, at a Due Diligence Session;

(o)	“Environmental Laws” shall have the meaning set forth in subsection 6(i) hereof;

(p)	“Exchanges” means the Toronto Stock Exchange and the American Stock Exchange, or any successors thereto;

(q)	“Expenditure Period” means the period commencing on the Closing Date and ending on the earlier of:

(i)	the date on which the Commitment Amount has been fully expended in accordance with the terms of the Subscription Agreements; and

(ii)	December 31, 2008;

(r)
“Financial Statements” means the audited consolidated financial statements of the Corporation as at and for the years ended December 31, 2006 and 2005, together with the report of the Corporation's auditors thereon and the notes thereto;

(s)	“Flow-Through Shares” shall have the meaning set forth on the first page of this Agreement;

(t)	“Indemnified Persons” means the Underwriter and the directors, officers, shareholders and employees of the Underwriter and affiliates of the Underwriter;

(u)
“Public Record” means, without limitation, the prospectuses, annual information forms, annual and quarterly reports, offering memoranda, material change reports, press releases and any other documents or reports filed by the Corporation with Securities Commissions during the 24 months preceding the date hereof and which is available on SEDAR, and all filings with the SEC;

(v)	“Qualifying Expenditures” means expenditures that are CEE on the date they are incurred to the extent permitted to be renounced to the Subscribers under the Subscription Agreements;

(w)	“Registration Rights Agreement” means the registration rights agreement attached as Schedule C to the Subscription Agreements;

(x)
“Registration Statement” means the registration statement that the Corporation agrees to file with the SEC pursuant to the Registration Rights Agreement to register the Flow-Through Shares for resale pursuant to the terms of the Registration Rights Agreement;

(y)	“Regulation S” means Regulation S adopted by the SEC under the U.S. Securities Act;

(z)	“SEC” means the United States Securities and Exchange Commission;

(aa)
“Securities Commissions” means, collectively, the securities commissions or similar regulatory authorities in each of the provinces of Canada and in the United States of America and “Securities Commission” means any of them;

(bb)
“SEDAR” means the computer system for the transmission, receipt, acceptance, review and dissemination of documents filed in electronic format known as the System for Electronic Document Analysis and Retrieval, which is available online at www.sedar.com;

(cc)
“Selling Dealer Group” means the investment dealers and brokers, other than the Underwriter, who participate in the offer and sale of the Flow-Through Shares pursuant to this Agreement and who are registered in any one of the Selling Jurisdictions;

(dd)
“Selling Jurisdictions” means the Provinces of British Columbia, Alberta and Ontario and such other provinces of Canada as may be agreed by the Underwriter and the Corporation prior to the Closing Date as evidenced by the Corporation’s acceptance of a Subscription Agreement with respect thereto;

(ee)	“Subscriber” means a person resident in the Selling Jurisdictions who subscribes for Flow-Through Shares;

(ff)
“Subscription Agreements” means the subscription agreements to be entered into at closing between the Corporation and each of the Subscribers setting out the contractual relationship between the Corporation and the Subscribers, in form and substance satisfactory to the Corporation and the Underwriter;

(gg)	“Subsequent Agreements” shall have the meaning set forth in subsection 4(c) hereof;

(hh)
“Subsidiary” means a subsidiary of the Corporation within the meaning of the YBCA and includes, without limitation, each of Minas de Argonautas, S. de R.L. de C.V., Minera Sol de Oro S.A. de C.V., Apollo Gold, Inc., Mine Development Finance, Inc. and Montana Tunnels Mining, Inc.;

(ii)
“Swaps” means any transaction which is a rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, forward sale, exchange traded futures contract or any other similar transaction (including any option with respect to any of these transactions or any combination of these transactions);

(jj)	“Tax Act” means the Income Tax Act (Canada), together with any and all regulations promulgated thereunder, as amended from time to time;

(kk)
“Technical Reports” means collectively (i) the report of Mine Development Associates dated August 14, 2006 relating to the Black Fox Project, (ii) the report of SRK Consulting dated August 13, 2007 relating to the Black Fox Project, and (iii) the report of Richard Nanna and Jeff Choquette dated March 30, 2007 relating to the Montana Tunnels Mine;

(ll)	“Underwriter’s counsel” means Blake, Cassels & Graydon LLP, or such other legal counsel as the Underwriter, with the consent of the Corporation, may retain; and

(mm)	“United States” means the United States of America, its territories and possessions, and any state of the United States of America and the District of Columbia;

(nn)	“U.S. Person” shall have the meaning ascribed to such term in Rule 902(k) of Regulation S under the U.S. Securities Act;

(oo)	“U.S. Securities Act” means the United States Securities Act of 1933, as amended;

(pp)	“YBCA” means the Business Corporations Act (Yukon), R.S.Y. 2002, c. 20, as amended, including the regulations promulgated thereunder.

“misrepresentation”, “material change” and “material fact” shall have the meanings ascribed thereto under the Applicable Securities Laws of the Selling Jurisdictions and the United States; “distribution” means “distribution” or “distribution to the public”, as the case may be, as defined under the Applicable Securities Laws of the Selling Jurisdictions; and “distribute” has a corresponding meaning. In this Agreement, words importing the singular include the plural and vice versa, and words importing gender include all genders.

Section 2	Corporation’s Covenants as to Issuance

The Corporation agrees:

(a)	that the Flow-Through Shares will be duly and validly authorized and issued;

(b)
to comply with all covenants of the Corporation set forth in this Agreement and the Subscription Agreements, and to duly, punctually and faithfully perform all the obligations to be performed by it under this Agreement and the Subscription Agreements;

(c)
to deliver to the Underwriter as many copies of the documents contained in the Public Record as the Underwriter may reasonably request, and such delivery shall constitute the Corporation’s authorization of the Underwriter to use the documents in connection with the offering of the Flow-Through Shares for sale in the Selling Jurisdictions;

(d)
as soon as reasonably possible, and in any event by the Closing Date, to take all such steps as may reasonably be necessary to enable the Flow-Through Shares to be offered for sale and sold on a private placement basis in the Selling Jurisdictions through the Underwriter or any other member of the Selling Dealer Group by way of the exemptions under Applicable Securities Laws of the Selling Jurisdictions and the United States as contemplated hereby; and

(e)
prior to the Closing Date, to allow the Underwriter to conduct all due diligence which the Underwriter may reasonably require in order to: (i) confirm the Public Record is accurate, current and complete in all material respects; and (ii) fulfill the Underwriter’s obligations as agent, and will provide to the Underwriter and its counsel and consultants reasonable access to the Corporation’s properties, senior management personnel and corporate, financial and other records for the purposes of conducting such due diligence reviews. Without limiting the generality of the foregoing, the Corporation shall make available its directors, senior management, audit committee, auditors (including of any predecessor entity or business) and independent engineers (including of any predecessor entity or business) to answer any questions which the Underwriter may have and to participate in one or more due diligence sessions to be held prior to the Closing Time (collectively, the “Due Diligence Session”). The Underwriter shall distribute a list of written questions to be answered in advance of such Due Diligence Session and the Corporation shall use its reasonable best efforts to provide written responses to such questions and shall use its reasonable best efforts to have its auditors and independent engineers provide written responses to such questions in advance of the Due Diligence Session. In any event, the Corporation will provide oral responses to all such questions in the Due Diligence Session.

Section 3	Corporation’s Covenants as to Changes

The Corporation agrees that:

(a)	during the period commencing with the date hereof until completion of the distribution of the Flow-Through Shares, the Corporation will promptly inform the Underwriter of the full particulars of:

(i)
any material change (actual, anticipated or threatened) in the assets, liabilities (absolute, accrued, contingent or otherwise), business, operations, capital or condition (financial or otherwise) of the Corporation;

(ii)	any change in any material fact contained or referred to in the Public Record;

(iii)
the occurrence or discovery of a material fact or event which, in any such case, is, or may be, of such a nature as to: (A) render any part of the Public Record untrue, false or misleading in a material respect; (B) result in a misrepresentation in any part of the Public Record; or (C) result in any part of the Public Record not complying with Applicable Securities Laws; or

(iv)	the discovery by the Corporation of any misrepresentation in any part of the Public Record or in any information regarding the Corporation previously provided to the Underwriter by the Corporation;

provided that if there may be any reasonable doubt as to whether a material change, change in material fact, occurrence or event of the nature referred to in this subsection has occurred, the Corporation shall promptly inform the Underwriter of the full particulars of the occurrence giving rise to the uncertainty and shall consult with the Underwriter as to whether the occurrence is of such nature;

(b)	during the period commencing with the date hereof until the completion of the distribution of the Flow-Through Shares, the Corporation will promptly inform the Underwriter of the full particulars of:

(i)
any request of any Securities Commission or other securities commission or similar regulatory authority for any amendment to any part of the Public Record or for any additional information which may be material to the distribution of the Flow-Through Shares;

(ii)
the issuance by any Securities Commission or other securities commission or similar regulatory authority, either Exchange or by any other competent authority of any order to cease or suspend trading of any securities of the Corporation (including the Flow-Through Shares) or of the institution or threat of institution of any proceedings for that purpose; or

(iii)
the receipt by the Corporation of any communication from any Securities Commission or other securities commission or similar regulatory authority, either Exchange or any other competent authority relating to any part of the Public Record or the distribution of the Flow-Through Shares;

and except as otherwise agreed by the Underwriter, the Corporation will use its best efforts to prevent the issuance of any such cease trading order or suspension order and, if issued, to obtain the withdrawal thereof as soon as possible;

(c)
during the period commencing on the date hereof until the completion of the distribution of the Flow-Through Shares, the Corporation will promptly provide to the Underwriter, for review by the Underwriter and the Underwriter’s counsel, prior to the publication, filing or issuance thereof:

(i)
any proposed document, including without limitation, any annual information form, material change report, financial statement, business acquisition report or information circular, which is or may be deemed to be part of the Public Record; or

(ii)	any press release (subject to the Corporation’s obligations under Applicable Securities Laws to make timely disclosure of material information); and

(d)
the Corporation shall promptly comply, to the reasonable satisfaction of the Underwriter and the Underwriter’s counsel, with all applicable filing and other requirements under Applicable Securities Laws with respect to any material change, change, occurrence or event of the nature referred to or contemplated in Section 3(a) or Section 3(b) and the Corporation will prepare and file promptly at the Underwriter’s request, acting reasonably, any amendment to any part of the Public Record and take such other steps, which in the Underwriter’s opinion may be necessary or advisable to comply with Applicable Securities Laws, and the Corporation shall consult with the Underwriter with respect to the form and content of any amendment to any part of the Public Record proposed to be filed by the Corporation and shall provide an opportunity for the prior review and approval thereof by the Underwriter, acting reasonably, prior to the filing of any such amendment.

Section 4	Corporation’s Other Covenants

The Corporation agrees that:

(a)
the Corporation shall not take any action that would prevent the Corporation and the Underwriter from relying on the exemptions from the registration and/or prospectus requirements of Applicable Securities Laws as contemplated by the Subscription Agreements;

(b)	the Corporation will use the proceeds from the issuance and sale of the Flow-Through Shares to incur Qualifying Expenditures in connection with the Corporation’s gold exploration program;

(c)
if the amount of Qualifying Expenditure renounced to Subscribers is reduced, the Corporation shall, to the extent possible, make such reduction pro rata by the number of Flow-Through Shares issued or to be issued pursuant to the Subscription Agreements, provided that the Corporation shall not reduce Qualifying Expenditures renounced under the Subscription Agreements until it has first reduced, to the extent possible, expenditures renounced pursuant to flow-through share agreements (the “Subsequent Agreements”) entered into by the Corporation subsequent to the Subscription Agreements entered into pursuant to this Offering;

(d)
the Corporation shall renounce Qualifying Expenditures with respect to the Subscription Agreements made under this Offering, to the extent possible under the Tax Act, on a pro rata basis by the number of Flow-Through Shares issued or to be issued pursuant thereto prior to or concurrently with renouncing Qualifying Expenditures pursuant to any Subsequent Agreements;

(e)
where the Corporation renounces Qualifying Expenditures incurred during the Expenditure Period to subscribers of flow-through shares issued pursuant to Subsequent Agreements, it shall, to the extent it is aware at the time of renunciation that it will be unable to renounce all Qualifying Expenditures renounceable under the Subscription Agreements and the Subsequent Agreements, refrain from effecting a renunciation of Qualifying Expenditures under the Subsequent Agreements to the extent such renunciation would impair its ability to effect a renunciation of Qualifying Expenditures pursuant to the Subscription Agreements equal to the Commitment Amount;

(f)	the Corporation will allow the Underwriter and the Underwriter’s counsel to participate fully in the preparation of the Subscription Agreements;

(g)	the Corporation will make available its senior management persons to meet with potential investors if so requested by the Underwriter;

(h)
the Corporation will use its reasonable best efforts to obtain all necessary approvals of the Exchanges for the listing and posting of the Flow-Through Shares for trading on the Exchanges, subject only to the filing of required documents which cannot reasonably be filed until after the Closing Time;

(i)
the Corporation shall use its reasonable best efforts to maintain its (or any successors’) status as a reporting issuer not in default of any Applicable Securities Laws until 120 days after the Closing Date in the Selling Jurisdictions in which it is or in which it becomes a reporting issuer;

(j)
the Corporation will carry on its business in a prudent manner in accordance with industry standards and good business practice and will keep or cause to be kept proper books of accounts in accordance with applicable law;

(k)
the Corporation will not, from the date hereof until that date that is 120 days following the Closing Date, directly or indirectly, issue, sell, or offer to sell, or announce the offering of, or enter into or make any agreement or understanding, or announce the making or entry into of any agreement or understanding, to issue, sell or exchange any common shares or securities exchangeable or convertible into common shares without the prior written consent of Haywood Securities Inc., not to be unreasonably withheld, provided that notwithstanding the foregoing the Corporation may issue common shares or options: (i) under existing director or employee stock option, bonus or purchase plans, as described in the Corporation’s most recent information circular, or under director or employee stock options or bonuses granted subsequently in accordance with Applicable Securities Laws; (ii) as a result of the exercise of currently outstanding convertible debentures, share purchase warrants or options or previously scheduled property payments to service providers or that is required for the acquisition of properties in the ordinary course of business; and

(l)
the Corporation hereby grants to the Underwriter a right to act as lead or co-lead agent/underwriter in any future equity financing for a minimum participation of 55% for a period ending 12 months following the Closing Date.

Section 5	Underwriter’s Covenants

The Underwriter covenants and agrees with the Corporation that it will:

(a)
conduct its activities in connection with the proposed offer and sale of the Flow-Through Shares in compliance with this Agreement and all Applicable Securities Laws and cause a similar covenant to be contained in any agreement entered into with any Selling Dealer Group established in connection with the distribution of the Flow-Through Shares;

(b)
not solicit subscriptions for Flow-Through Shares, trade in Flow-Through Shares or otherwise do any act in furtherance of a trade of Flow-Through Shares outside of the Selling Jurisdictions except in any other jurisdiction in compliance with the applicable laws thereof (but in no event in the United States) and provided that the Underwriter may so solicit, trade or act within such jurisdiction only if such solicitation, trade or act is in compliance with Applicable Securities Laws in such jurisdiction and does not (except in respect of the requirement by the Corporation to file the Registration Statement): (i) obligate the Corporation to take any action to qualify or register any of its securities or any trade of any of its securities (including the distribution of the Flow-Through Shares); (ii) obligate the Corporation to establish or maintain any office or director or officer in such jurisdiction; or (iii) subject the Corporation to any reporting or other requirement in such jurisdiction;

(c)
obtain from each Subscriber an executed Subscription Agreement and all applicable undertakings, questionnaires and other forms required under Applicable Securities Laws or requirements of the Exchanges, including for the completion of the resale registration statement to be filed with the SEC, and supplied to the Underwriter by the Corporation for completion in connection with the distribution of the Flow-Through Shares;

(d)
not advertise the proposed offering or sale of the Flow-Through Shares in printed media of general and regular paid circulation, radio, television or telecommunications, including electronic display, and not take any actions nor provide or make available to prospective purchasers of Flow-Through Shares any document or material which would constitute or require the Corporation to prepare an offering memorandum as defined under Applicable Securities Laws in the Selling Jurisdictions;

(e)
will comply with, and ensure that it and the Selling Dealer Group and its respective directors, officers, employees and affiliates comply with all Applicalbe Securities Laws and the terms and conditions set forth in this Agreement;

(f)
certifies to the Corporation (and acknowledges that the Corporation is relying thereon) that the Underwriter (i) is, and will remain until the completion of the Offering, appropriately registered under Applicable Securities Laws so as permit it to lawfully fulfill its obligations hereunder, (ii) has good and sufficient right and authority to enter into this Agreement and complete its obligations contemplated under this Agreement on the terms and conditions set out herein, and (iii) is resident or otherwise subject to the securities legislation of the Selling Jurisdictions and can avail itself of the relevant prospectus and registration exemptions available under the Applicable Securities Laws in the Selling Jurisdictions; and

(g)
offer or sell Flow-Through Shares only in an off-shore transaction in accordance with Rule 903 of Regulation S and that, accordingly, neither the Underwriter, any member of the Selling Dealer Group nor any of their respective affiliates or any other person acting on any of their behalf, will make (i) any offer to sell, or any solicitation of an offer to buy, any Flow-Through Shares to any person in the United States, (ii) any sale of Flow-Through Shares to any purchaser unless, at the time the buy order was or will have been originated, the purchaser was outside the United States, or (iii) any Directed Selling Efforts in the United States with respect to the Flow-Through Shares.

Section 6	Representations and Warranties of the Corporation

The Corporation represents and warrants to the Underwriter, and acknowledges that the Underwriter is relying upon such representations and warranties, as follows:

(a)
each of the Corporation and its Subsidiaries have been duly incorporated, amalgamated or formed, as the case may be, and is validly existing under the laws of the jurisdiction of its incorporation, amalgamation or formation, as the case may be, and has all requisite corporate capacity, power and authority to carry on its business, as now conducted and as presently proposed to be conducted by it, and to own, lease and operate its properties and assets;

(b)	each of the Corporation and its Subsidiaries is qualified to carry on business under the laws of each jurisdiction in which it carries on a portion of its business;

(c)
each of the Corporation and its Subsidiaries has conducted, and each of the Corporation and its Subsidiaries is conducting and will conduct, its business in compliance in all material respects with all applicable laws, rules and regulations and, in particular, all applicable licensing and environmental legislation, regulations or by-laws or other lawful requirements of any governmental or regulatory bodies applicable to it of each jurisdiction in which it carries on a portion of its business, and holds all licences, registrations and qualifications in all jurisdictions in which it carries on a portion of its business which are necessary or desirable to carry on the business of the Corporation and its Subsidiaries, as the case may be, as now conducted and as presently proposed to be conducted, all such licences, registrations or qualifications are valid and existing and in good standing and none of such licences, registrations or qualifications contains any burdensome term, provision, condition or limitation which has or is likely to have any material adverse effect on the business of the Corporation or its Subsidiaries (taken as a whole) as now conducted or as proposed to be conducted, and the Corporation is not aware of any legislation, regulation, rule or lawful requirements presently in force or proposed to be brought into force which the Corporation anticipates the Corporation or the Subsidiaries will be unable to comply with without materially adversely affecting the Corporation or its Subsidiaries (taken as a whole);

(d)
the Corporation does not have any Subsidiaries other than Minas de Argonautas, S. de R.L. de C.V., Minera Sol de Oro S.A. de C.V., Apollo Gold, Inc., Mine Development Finance, Inc. and Montana Tunnels Mining, Inc.; all of the issued and outstanding shares of each of Subsidiary are validly issued as fully paid and non-assessable; the Corporation is, directly or indirectly, the beneficial holder of all such issued and outstanding shares and holds such shares with valid and marketable title to the shares free and clear of any liens, pledges, charges, encumbrances, security interests or other adverse claims whatsoever (other than (i) the security interest in favour of RMB Australia Holdings Limited in the shares held indirectly by the Corporation in Montana Tunnels Mining, Inc.; and (ii) the security interest in favour of The Canada Trust Company in the shares held directly by the Corporation in Apollo Gold, Inc. and held indirectly by the Corporation in Montana Tunnels Mining, Inc., Standard Gold Mining, Inc., Mine Development Finance, Inc. and Apollo Gold Exploration, Inc. pursuant to that certain Trust Indenture dated November 4, 2004); and no person, firm, corporation or other entity holds any securities convertible or exchangeable into shares of any Subsidiary or has any agreement, warrant, option, right or privilege (whether pre-emptive or contractual) being or capable of becoming an agreement, warrant, option or right (whether or not on condition(s)) for the purchase or other acquisition of any unissued shares, securities (including convertible securities) or warrants of any Subsidiary; the Corporation is not “affiliated” with or a “holding corporation” of any other body corporate (within the meaning of those terms in the YBCA), nor is it a partner of any partnerships (other than participating in industry partnerships in the ordinary course of business) or limited partnerships, and the Corporation has no material shareholdings in any other corporation or business organization;

(e)
the minute books for each of the Corporation and its Subsidiaries contain full, true and correct copies of the constating documents of the Corporation and its Subsidiaries, as applicable, and contain copies of all minutes of all meetings and all consent resolutions of the directors, committees of directors and shareholders of the Corporation and its Subsidiaries, respectively, and all such meetings were duly called and properly held and all consent resolutions were properly adopted;

(f)
the books of account and other records of each of the Corporation and its Subsidiaries, whether of a financial or accounting nature or otherwise, have been maintained in accordance with prudent business practices;

(g)
the Corporation and each of its Subsidiaries has duly and on a timely basis filed all tax returns required to be filed by it, has paid all taxes due and payable by it and has paid all assessments and reassessments and all other taxes, governmental charges, penalties, interest and other fines due and payable by it and which were claimed by any governmental authority to be due and owing and adequate provision has been made for taxes payable for any completed fiscal period for which tax returns are not yet required and there are no agreements, waivers, or other arrangements providing for an extension of time with respect to the filing of any tax return or payment of any tax, governmental charge or deficiency by the Corporation or any of its Subsidiaries and to the best of the knowledge, information and belief of the Corporation there are no actions, suits, proceedings, investigations or claims threatened or pending against the Corporation or any of its Subsidiaries, in respect of taxes, governmental charges or assessments or any matters under discussion with any governmental authority relating to taxes, governmental charges or assessments asserted by any such authority;

(h)
all filings made by the Corporation and its Subsidiaries under which the Corporation or any Subsidiary has received or is entitled to government incentives, have been made in accordance, in all material respects, with all applicable legislation and contain no misrepresentations of material fact or omit to state any material fact which could cause any amount previously paid to the Corporation or its Subsidiaries or previously accrued on the accounts thereof to be recovered or disallowed;

(i)
except to the extent that any violation or other matter referred to in this subparagraph does not have a material adverse effect on the business, financial condition, assets, properties, liabilities or operations of the Corporation and its Subsidiaries (taken as a whole):

(i)
the Corporation and each of its Subsidiaries is not in violation of any applicable federal, provincial, state, municipal or local laws, regulations, orders, government decrees or ordinances with respect to environmental, health or safety matters (collectively, “Environmental Laws”);

(ii)
the Corporation and each of its Subsidiaries has operated its business at all times and has received, handled, used, stored, treated, shipped and disposed of all contaminants without violation of Environmental Laws;

(iii)
there have been no spills, releases, deposits or discharges of hazardous or toxic substances, contaminants or wastes into the earth, air or into any body of water or any municipal or other sewer or drain water systems by the Corporation or any of its Subsidiaries that have not been remedied;

(iv)	no orders, directions or notices have been issued and remain outstanding pursuant to any Environmental Laws relating to the business or assets of the Corporation or any Subsidiary;

(v)
the Corporation and each of its Subsidiaries has not failed to report to the proper federal, provincial, municipal or other political subdivision, government, department, commission, board, bureau, agency or instrumentality, domestic or foreign the occurrence of any event which is required to be so reported by any Environmental Law;

(vi)
the Corporation and each of its Subsidiaries holds all licences, permits and approvals required under any Environmental Laws in connection with the current operation of its business and the ownership and current use of its assets (and the Corporation and each of its Subsidiaries previously held all such licences in connection with their previous operations and uses), all such licences, permits and approvals are in full force and effect, and, except for notifications and conditions of general application to assets of the type owned by the Corporation and its Subsidiaries, the Corporation and each of its Subsidiaries has not received any notification pursuant to any Environmental Laws that any work, repairs, constructions or capital expenditures are required to be made by it as a condition of continued compliance with any Environmental Laws, or any licence, permit or approval issued pursuant thereto, or that any licence, permit or approval referred to above is about to be reviewed, made subject to limitation or conditions, revoked, withdrawn or terminated; and

(vii)
neither the Corporation nor any of its Subsidiaries has received any notice of, or been prosecuted for an offence alleging, material non-compliance with any Environmental Laws, and neither the Corporation nor any of its Subsidiaries has settled any allegation of material non-compliance short of prosecution;

(j)
any and all operations of the Corporation and each of its Subsidiaries, and, to the knowledge of the Corporation, any and all operations by third parties, on or in respect of the assets and properties of the Corporation and its Subsidiaries, have been conducted in accordance with good mining industry practices and in material compliance with applicable laws, rules, regulations, orders and directions of governmental and other competent authorities;

(k)
in respect of the assets and properties of each of the Corporation and its Subsidiaries that are operated by it, if any, each of the Corporation and its Subsidiaries holds all valid licences, permits and similar rights and privileges that are required and necessary under applicable law to operate the assets and properties of the Corporation and its Subsidiaries, as the case may be, as presently operated;

(l)
the Corporation has full corporate capacity, power and authority to enter into this Agreement and the Subscription Agreements and to perform its obligations set out herein and therein (including, without limitation, to create, issue and sell the Flow-Through Shares and renounce to the Subscribers Qualifying Expenditures in an amount equal to the Commitment Amount), and this Agreement has been and the Subscription Agreements will be, on the Closing Date, duly authorized, executed and delivered by the Corporation, and this Agreement is, and the Subscription Agreements will on the Closing Date be, legal, valid and binding obligations of the Corporation enforceable against the Corporation in accordance with their terms subject to laws relating to creditors’ rights generally and general principles of equity and except as rights to indemnity may be limited by applicable law;

(m)
at the Closing Date the Flow-Through Shares will be duly and validly created, authorized, allotted and reserved for issuance and will be issued as fully paid and non-assessable common shares in the capital of the Corporation;

(n)
the Corporation is not in default or breach of, and the execution and delivery of, and the performance of and compliance with the terms of, this Agreement or the Subscription Agreements by the Corporation or any of the transactions contemplated hereby or thereby, does not and will not result in any breach of, or constitute a default under, and does not and will not create a state of facts which, after notice or lapse of time or both, would result in a breach of or constitute a default under, (i) any term or provision of the articles, by-laws or constating documents of the Corporation, as applicable, (ii) any resolutions of shareholders or directors (or any committee thereof) of the Corporation or any Subsidiary, (iii) any indenture, mortgage, note, contract, agreement (written or oral), instrument, lease or other document to which the Corporation or any Subsidiary is a party or by which it is bound, or (iv) any law, judgment, decree, order, statute, rule or regulation applicable to the Corporation or any Subsidiary, which default or breach might reasonably be expected to materially adversely affect the business, operations, capital, properties, assets, liabilities (absolute, accrued, contingent or otherwise), ownership or condition (financial or otherwise) or results of operations of the Corporation and its Subsidiaries (taken as a whole) or their respective properties or assets (on a consolidated basis) or would impair the ability of the Corporation to consummate the transactions contemplated hereby or to duly observe and perform any of its covenants or obligations contained in this Agreement or the Subscription Agreements;

(o)
there has not been any material change in the capital, assets, liabilities or obligations (absolute, accrued, contingent or otherwise) of the Corporation or its Subsidiaries from the position set forth in the Financial Statements (other than as have been publicly and generally disclosed), and there has not been any material adverse change in the business, operations, capital, properties, assets (including mineral resources and reserves and information or data relating to the estimated value of such resources and reserves), liabilities (absolute, accrued, contingent or otherwise), condition (financial or otherwise) or results of operations of the Corporation or its Subsidiaries since December 31, 2006 and since that date there have been no material facts, transactions, events or occurrences which, to the knowledge of the Corporation, could materially adversely affect the business, operations, capital, properties, assets, liabilities (absolute, accrued, contingent or otherwise), condition (financial or otherwise) or results of the operations of the Corporation or its Subsidiaries (on a consolidated basis);

(p)
the Financial Statements fairly present, in accordance with generally accepted accounting principles in Canada, consistently applied, the consolidated financial position and condition, the results of operations, cash flows and the other information purported to be shown therein of the Corporation and its Subsidiaries (taken as a whole) as at the dates thereof and for the periods then ended and reflect all assets, liabilities and obligations (absolute, accrued, contingent or otherwise) of the Corporation and its Subsidiaries as at the dates thereof required to be disclosed in accordance with generally accepted accounting principles in Canada;

(q)
no authorization, approval or consent of any court or governmental authority or agency is required to be obtained by the Corporation in connection with the sale and delivery of the Flow-Through Shares, except such as may be required by the Exchanges or under the Applicable Securities Laws;

(r)
there are no actions, suits, proceedings or inquiries in existence or, to the knowledge of the Corporation, pending or threatened against or affecting the Corporation or any Subsidiary at law or in equity or before or by any federal provincial, municipal or other governmental department, commission, board, bureau, agency or instrumentality which in any way materially adversely affects, or may in any way materially adversely affect, the business, operations, capital, properties, assets, liabilities (absolute, accrued, contingent or otherwise), condition (financial or otherwise) or results of operations of the Corporation or its Subsidiaries (on a consolidated basis) or their respective properties or assets (taken as a whole) or which affects or may affect the distribution of the Flow-Through Shares or which would impair the ability of the Corporation to consummate the transactions contemplated hereby or to duly observe and perform any of its covenants or obligations contained in this Agreement or the Subscription Agreements and the Corporation is not aware of any existing ground on which such action, suit, proceeding or inquiry might be commenced with any reasonable likelihood of success;

(s)
the information and statements set forth in the Public Record were true, correct, and complete and did not contain any misrepresentation, as of the date of such information or statements, and were prepared in accordance with and complied with Applicable Securities Laws and the Corporation has not filed any confidential material change reports still maintained on a confidential basis;

(t)
the authorized capital of the Corporation consists of an unlimited number of common shares of which 145,253,578 common shares are currently issued and outstanding, each of which shares is validly issued, fully paid and non-assessable;

(u)
no person, firm, corporation or other entity holds any securities convertible or exchangeable into securities of the Corporation or has any agreement, warrant, option, right or privilege (whether pre-emptive or contractual) being or capable of becoming an agreement, warrant, option or right (whether or not on condition(s)) for the purchase or other acquisition of any unissued securities of the Corporation except as set out in Schedule E;

(v)	CIBC Mellon Trust Company is the duly appointed registrar and transfer agent of the common shares;

(w)
no Securities Commission, other securities commission or similar regulatory authority, either Exchange or other exchange in Canada or the United States has issued any order which is currently outstanding preventing or suspending trading in any securities of the Corporation, no such proceeding is, to the knowledge of the Corporation, pending, contemplated or threatened and the Corporation is not in default of any material requirement of Applicable Securities Laws of the Selling Jurisdictions;

(x)
other than as provided for in this Agreement, the Corporation has not incurred any obligation or liability (absolute, accrued, contingent or otherwise) or brokerage fees, finder’s fees, agent’s commission or other similar forms of compensation with respect to the transactions contemplated herein;

(y)
the issued and outstanding common shares are, and, subject to the conditions set forth in the conditional acceptance letter of the Toronto Stock Exchange dated October 30, 2007, the Flow-Through Shares will be, listed and posted for trading on the Toronto Stock Exchange, and the Corporation is in material compliance with the by-laws, rules and regulations of the Exchanges;

(z)
the Corporation is a “reporting issuer” and is not in default in each of the provinces of British Columbia, Alberta, Saskatchewan, Manitoba, Ontario, New Brunswick, Nova Scotia, Prince Edward Island and Newfoundland and Labrador within the meaning of the Applicable Securities Laws in such provinces, has been a reporting issuer in one of such provinces for at least four months and is not in default of any requirement of the Applicable Securities Laws;

(aa)	to the knowledge of the Corporation, other than Jipangu Inc., no insider of the Corporation has a present intention to sell any securities of the Corporation held by it;

(bb)	the form and terms of definitive certificates representing the common shares have been duly approved and adopted by the Corporation and comply with all legal requirements relating thereto;

(cc)
the Corporation has made available to authors of the Technical Reports, prior to the issuance of the Technical Reports, for the purpose of preparing the Technical Reports, all information requested by the authors, which information did not contain any material misrepresentation at the time such information was provided. The Corporation has no knowledge of a material adverse change in any production, cost, price (except with respect to changes in commodity prices), resources, reserves or other relevant information provided to the authors since the date that such information was so provided. The Corporation believes that the Technical Reports reasonably present the technical data attributable to the Black Fox Project and the Montana Tunnels Mine, and the Corporation believes that at the date of such report it did not (and as of the date hereof, except as may be attributable to production and/or changes in commodity prices since the date of such report does not) overstate the aggregate quantity or quality of resources and reserves;

(dd)
the Corporation has no reason to believe that the Corporation or any Subsidiary does not have title to or the right to produce and sell minerals (for the purpose of this clause, the foregoing are referred to as the “Interest”), and represents and warrants that the Interest is free and clear of adverse claims created by, through or under the Corporation or any Subsidiary except as disclosed in the Public Record or those arising in the ordinary course of business, and that, to its knowledge, each of the Corporation and its Subsidiaries holds its Interest under valid and subsisting leases, licenses, permits, concessions, concession agreements, contracts, subleases, reservations or other agreements except where the failure to so hold its Interest would not have a material adverse effect on the Corporation and its Subsidiaries (taken as a whole);

(ee)
the Corporation is not aware of any defects, failures or impairments in the title of any of the Corporation or any of its Subsidiaries to the mineral properties disclosed in the Public Record, whether or not an action, suit, proceeding or inquiry is pending or threatened or whether or not discovered by any third party, which, in aggregate, could have a material adverse effect on: (a) the quantity or quality of the mineral resources and reserves of any of the Corporation or any of its Subsidiaries as shown in the Technical Reports; (b) the current production volumes of any of the Corporation or any of its Subsidiaries; or (c) the current cash flow of any of the Corporation or any of its Subsidiaries;

(ff)	there has not been any reportable disagreement (within the meaning of Section 4.11 of National Instrument 51-102 of the Canadian Securities Administrators) with the auditors of the Corporation;

(gg)
neither the Corporation nor any of its Subsidiaries is a party to or bound by any agreement of guarantee, indemnification (other than an indemnification of directors and officers in accordance with the by-laws of the Corporation or its Subsidiaries and applicable laws, indemnification agreements or covenants that are entered into arising in the ordinary course of business, including operating and similar agreements, indemnification and contribution provisions in agency and underwriting agreements and in transfer agency agreements) or any other like commitment of the obligations, liabilities (contingent or otherwise) or indebtedness of any other person (other than the Corporation and/or a Subsidiary of the Corporation);

(hh)
other than as set forth in the Public Record, neither the Corporation nor any of its Subsidiaries has any loans or other indebtedness outstanding which have been made to or from any of its shareholders, officers, directors or employees or any other person not dealing at arm’s length with the Corporation or its Subsidiaries that are currently outstanding;

(ii)
other than as set forth in the Public Record, to the knowledge of the Corporation, none of the directors, officers or employees of the Corporation, any person who owns, directly or indirectly, more than 10% of any class of securities of the Corporation, or any associate or affiliate of any of the foregoing, had or has any material interest, direct or indirect, in any material transaction or any proposed material transaction with the Corporation which, as the case may be, materially affects, is material to or will materially affect the Corporation or its Subsidiaries (taken as a whole);

(jj)
each of the Corporation and its Subsidiaries are insured by insurers of recognized financial responsibly against such losses and risks and in such amounts as are prudent and customary in the businesses in which it is engaged; all policies of insurance insuring each of the Corporation and its Subsidiaries or their respective businesses, assets, employees, offices and directors are in full force and effect, except where the failure to be in full force and effect would not have an adverse material effect on the business, operations, capital or condition (financial or otherwise) of the Corporation, its Subsidiaries or their respective assets (taken as a whole); the Corporation and its Subsidiaries are in compliance with the terms of such policies and instruments in all material respects and there are no material claims by the Corporation or its Subsidiaries under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause; the Corporation has no reason to believe that it will not be able to renew its or its Subsidiaries existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a material adverse effect on the condition (financial or otherwise) prospects, earnings, business or properties of the Corporation and its Subsidiaries (taken as a whole);

(kk)
to the knowledge of the Corporation, none of its directors or officers are now, or have ever been, subject to an order or ruling of any securities regulatory authority or stock exchange prohibiting such individual from acting as a director or officer of a public company or of a company listed on a particular stock exchange;

(ll)	the representations and warranties made by the Corporation in the Subscription Agreements are, or will be, true and correct as of the date at which they are made;

(mm)
the Corporation has taken or will take prior to the Closing Date all such steps as may be necessary to comply with such requirements of Applicable Securities Laws such that the Flow-Through Shares may, in accordance with Applicable Securities Laws, be offered for sale and sold on a private placement basis to the public in the Selling Jurisdictions through the Underwriter or any other member of the Selling Dealer Group complying with Applicable Securities Laws by way of the exemptions to the prospectus requirements;

(nn)
other than as set forth in Schedule B hereto, there are no material contracts or agreements to which the Corporation or any Subsidiary is a party or by which it is bound and each of such contracts and agreements constitute a legally valid and binding agreement of the Corporation or any Subsidiary, as applicable, enforceable in accordance with their respective terms (subject to laws relating to creditor’s rights generally and general principles of equity and except as rights to indemnity may be limited by applicable law) and, to the knowledge of the Corporation, no party thereto is in default thereunder. For the purposes of this subparagraph, excluding ordinary course operational supply agreements at Montana Tunnels and ordinary course drilling contracts at the Black Fox Project, any contract or agreement pursuant to which the Corporation or any Subsidiary will, or may reasonably be expected to, result in a requirement to expend more than an aggregate of $250,000 or receive or be entitled to receive revenue of more than $100,000 in either case in the next 12 months, or is out of the ordinary course of business of the Corporation or any Subsidiary, shall be considered to be material;

(oo)
neither the Corporation nor any Subsidiary is, and to the knowledge of the Corporation no other party is, in default in the observance or performance of any term or obligation to be performed by it under any contract to which the Corporation or any Subsidiary is a party or by which the Corporation or any Subsidiary is bound which is material to the business of the Corporation and its Subsidiaries, and no event has occurred which with notice or lapse of time or both would directly or indirectly constitute such a default, in any such case which default or event would reasonably be expected to have a material adverse effect on the assets or properties, business, results of operations, prospects or condition (financial or otherwise) of the Corporation or its Subsidiaries (taken as a whole);

(pp)
except as set forth in Schedule C hereto, neither the Corporation nor its Subsidiaries is a party to any contracts of employment which may not be terminated on one month’s notice or which provide for payments occurring on a change of control of the Corporation;

(qq)	Schedule D hereto sets forth all of the Swaps that the Corporation or its Subsidiaries currently has outstanding, together with the details thereof;

(rr)	the Corporation has in place a shareholder rights protection plan;

(ss)
to its knowledge, neither the Corporation nor any of its shareholders is a party to any unanimous shareholders agreement, pooling agreement, voting trust or other similar type of arrangements in respect of outstanding securities of the Corporation;

(tt)	the Corporation is a “principal-business corporation” as defined in subsection 66(15) of the Tax Act;

(uu)
except as a result of any agreement or arrangement respecting the Flow-Through Shares to which the Corporation is not a party and of which it has no knowledge, upon issuance pursuant to the provisions of the Subscription Agreements, the Flow-Through Shares will be “flow-through shares” as defined in subsection 66(15) of the Tax Act and will not be “prescribed shares” for the purpose of section 6202.1 of the Regulations to the Tax Act;

(vv)
as at the date hereof, the Corporation has not issued any flow-through common shares subsequent to December 31, 2006 and has not renounced any Qualifying Expenditures with an effective date subsequent to December 31, 2006; and

(ww)
the Due Diligence Session Responses will be true and correct in all material respects as at the time such responses are given and, to the knowledge of the Corporation, such responses taken as a whole shall not omit any fact or information necessary to make any of the responses not misleading in light of the circumstances in which such responses were given, and the Corporation and its directors and officers will have responded in a thorough and complete fashion. Where the Due Diligence Session Responses reflect the opinion or view of the Corporation or its directors or officers (including, Due Diligence Session Responses or portions of such Due Diligence Session Responses, which are forward looking or otherwise relate to projections, forecasts or estimates of future performance or results (operating, financial or otherwise)) ("Forward-looking Statements"), such opinions or views are subject to the qualifications and provisions set forth in the Due Diligence Session Responses and will be honestly held and believed to be reasonable at the time they are given; provided, however, it shall not constitute a breach of this paragraph solely if the actual results vary or differ from those contained in Forward-looking Statements.

Section 7 Conditions

The obligation of the Underwriter hereunder shall be conditional upon the Underwriter receiving at the Closing Time:

(a)
a favourable legal opinion of the Corporation’s counsel (addressed to the Underwriter, the Subscribers and the Underwriter’s counsel), in form and substance satisfactory to the Underwriter, acting reasonably, relating to the offering, issuance and sale of the Flow-Through Shares (including, without limitation, the matters set forth in Schedule A) and as to all other legal matters, including compliance with Applicable Securities Laws of the Selling Jurisdictions, in any way connected with the offering, issuance, sale and delivery of the Flow-Through Shares as the Underwriter may reasonably request;

(b)
a favourable legal opinion of the Corporation’s counsel (addressed to the Underwriter, the Subscribers and the Underwriter’s counsel), in form and substance satisfactory to the Underwriter, acting reasonably, relating to the title of the Corporation in the Black Fox Project;

(c)
a favourable legal opinion of the Corporation’s U.S. counsel (addressed to the Underwriter, the Subscribers and the Underwriter’s counsel), in form and substance satisfactory to the Underwriter, acting reasonably, relating to compliance of the offer and sale of the Flow Through Shares with the exemptions from registration of the Offering under United States federal securities laws;

(d)
a certificate of the Corporation dated the Closing Date, addressed to the Underwriter and the Subscribers and signed on the Corporation’s behalf by two senior officers of the Corporation satisfactory to the Underwriter, acting reasonably, certifying that:

(i)
the Corporation has complied with and satisfied all terms and conditions of this Agreement on its part to be complied with or satisfied at or prior to the Closing Time, other than those which have been waived in writing by the Underwriter;

(ii)
no event of a nature referred to in Section 12(a), (b) or (d) has occurred since the date of this Agreement or to the knowledge of such officers is pending, contemplated or threatened (excluding in the case of Sections 12(b) and (d) any requirement of the Underwriter to make a determination as to whether or not any event or change has, in the Underwriter’s opinion, had or could have the effect specified therein);

(iii)
the Corporation has made and/or obtained, on or prior to the Closing Time, all necessary filings, approvals, consents and acceptances under Applicable Securities Laws, and under any applicable agreement or document to which the Corporation is a party or by which it is bound, required for the execution and delivery of this Agreement, the Subscription Agreements, the offering and sale of the Flow-Through Shares in the Selling Jurisdictions and the consummation of the other transactions contemplated hereby (subject to completion of filings with certain regulatory authorities following the Closing Date);

(iv)	there have been no material changes to the Due Diligence Session Responses; and

(v)	such other matters as may be reasonably requested by the Underwriter or the Underwriter’s counsel;

and the Underwriter shall have no knowledge to the contrary; and

(e)
evidence satisfactory to the Underwriter that the Corporation has obtained all necessary approvals of the Exchanges for the issuance of the Flow-Through Shares and the listing of the Flow-Through Shares, subject only to the filing of any documents and payment of applicable fees which may be required by the Exchanges.

The foregoing conditions are for the sole benefit of the Underwriter and may be waived in whole or in part by the Underwriter at any time and, without limitation, the Underwriter shall have the right, on behalf of potential subscribers, to withdraw all Subscription Agreements delivered and not previously withdrawn or rescinded by such persons. If any of the foregoing conditions are not met, the Underwriter may terminate its obligations under this Agreement without prejudice to any other remedies it may have.

Section 8 Closing

The issue and sale of the Flow-Through Shares shall be completed at the Closing Time at the offices of the Corporation’s counsel in Toronto, Ontario or at such other place as the Corporation and the Underwriter may agree. Subject to the conditions set forth in Section 7, the Underwriter, on the Closing Date, shall deliver to the Corporation:

(a)
all completed Subscription Agreements (including any applicable documents specifically referred to in the Subscription Agreements, including the Registration Rights Agreements), in form and substance reasonably satisfactory to the Underwriter and the Underwriter’s counsel; and

(b)	originally executed copies of all forms required under Applicable Securities Laws or by the Exchanges from each of the Subscribers; and

(c)
a certified cheque, bank draft or wire transfer payable to the Corporation in an amount equal to the aggregate of all subscriptions for Flow-Through Shares delivered to and accepted by the Corporation (unless the Underwriter shall have elected to deduct the fee payable pursuant to Section 9 hereof, from the subscription proceeds, in which case the amount of such cheque or wire transfer shall be net of such amount), against delivery by the Corporation of:

(a)
definitive certificates representing, in the aggregate, all of the Flow-Through Shares subscribed for or purchased registered in such name or names as the Underwriter shall notify the Corporation in writing of not less than 24 hours prior to the Closing Time provided such certificates registered in such names may, subject to receipt by the Corporation of a satisfactory indemnity, be delivered in advance of the Closing Date to the Underwriter or such other parties in such locations as the Underwriter may direct and the Underwriter and the Corporation may agree upon;

(b)	a certificate representing the Compensation Options;

(c)
a certified cheque or bank draft payable to Haywood Securities Inc. at par in Toronto, Ontario in the amount of the fee set forth in Section 9 (unless the Underwriter shall have elected to deduct such fee from the gross subscription proceeds); and

(d)	such further documentation as may be contemplated by this Agreement or that may reasonably be requested by Underwriter’s counsel.

The Corporation may not reject any properly completed Subscription Agreement which is in compliance with Applicable Securities Laws, unless the number of Flow-Through Shares subscribed for or purchased pursuant to all Subscription Agreements tendered by the Underwriter exceeds the maximum number of Flow-Through Shares to be sold under this Agreement, in which case Subscription Agreements representing the over-allotment shall, in consultation with the Underwriter, be rejected or unless the acceptance of such Subscription Agreement may breach or violate any Applicable Securities Laws or any exemption from registration contained in any Applicable Securities Laws.

Section 9 Fees

In consideration for its services hereunder, the Corporation agrees to pay to the Underwriter a fee equal to the amount of $0.03025 (5.5%) for each Flow-Through Share subscribed for, including any Flow-Through Shares purchased by the Underwriter as principal hereunder, and for which the subscription is accepted by the Corporation, which aggregate fee shall be payable at the Closing Time. The Underwriter has not received its corporate finance fee of $50,000 and, therefore, such amount shall form part of the cash commission payable by the Corporation.

The foregoing fee may, at the sole option of Haywood Securities Inc., be deducted from the aggregate gross proceeds of the sale of the Flow-Through Shares and withheld for the account of the Underwriter.

In addition, the Corporation agrees to issue to the Underwriter a number of compensation options (“Compensation Options”) that is equal to 5% of the number of Flow-Through Shares sold pursuant to the Offering, each Compensation Option being exercisable at a price of $0.55 for a period of 18 months from the Closing Date to acquire one common share of the Corporation.

Section 10 Expenses

Whether or not the transactions contemplated herein shall be completed, all costs and expenses of or incidental to the creation, issue, sale or distribution of the Flow-Through Shares shall be borne by the Corporation, including, without limitation, all costs and expenses of or incidental to the private placement of the Flow-Through Shares, the fees and expenses of the Corporation’s counsel, agent counsel retained by the Corporation’s counsel, the Corporation’s auditors, the Corporation’s engineers, the reasonable out-of-pocket expenses of the Underwriter (provided that the Corporation has approved any single such expenses in excess of C$5,000 or any such expense in excess of C$10,000 in the aggregate), including, but not limited to, travel and road show expenses, and the Underwriter’s reasonable legal fees and expenses and all other reasonable costs and expenses relating to the transactions contemplated herein. All fees and expenses incurred by the Underwriter which are reimbursable hereunder shall be payable by the Corporation immediately upon receiving an invoice therefor from the Underwriter and in any event, not later than the Closing Date.

Section 11 Waiver

The Underwriter may, in respect of the Corporation, waive in whole or in part any breach of, default under or non-compliance with any representation, warranty, covenant, term or condition hereof, or extend the time for compliance therewith, without prejudice to any of its rights in respect of any other representation, warranty, covenant, term or condition hereof or any other breach of, default under or non-compliance with any other representation, warranty, covenant, term or condition hereof, provided that any such waiver or extension shall be binding on the Underwriter only if the same is in writing.

Section 12 Termination Events

The Underwriter may terminate its obligations hereunder, without any liability on the Underwriter’s part, by written notice to the Corporation, in the event that after the date hereof and at or prior to the Closing Time:

(a)
any order to cease or suspend trading in any securities of the Corporation, or prohibiting or restricting the distribution of the Flow-Through Shares is made, or proceedings are announced, commenced or threatened for the making of any such order, by any securities commission or similar regulatory authority, either Exchange or by any other competent authority, and the same has not been rescinded, revoked or withdrawn;

(b)
any inquiry, investigation (whether formal or informal) or other proceeding in relation to the Corporation or any of its directors or senior officers is announced or commenced by any securities commission or similar regulatory authority, either Exchange or by any other competent authority, or any order is issued under or pursuant to any statute of Canada or of any of the provinces of Canada, or any other applicable law or regulatory authority (unless based on the activities or alleged activities of the Underwriter or its agent), or there is any change of law, regulation or policy or the interpretation or administration thereof which, in the sole opinion of the Underwriter, acting reasonably, materially adversely affects, or may materially adversely affect, the market price or value or the marketability of the Flow-Through Shares or the trading in the common shares or the distribution of the Flow-Through Shares;

(c)
there should develop, occur or come into effect or existence any event, action, state, condition (including, without limitation, terrorism or accident) or major financial occurrence of national or international consequence, or any action by government, law or regulation, enquiry or any other occurrence of any nature whatsoever which in the sole opinion of the Underwriter, acting reasonably, seriously adversely affects, or involves, or may seriously adversely affect or involve, the financial markets or the business, operations or affairs of the Corporation and its Subsidiaries on a consolidated basis;

(d)
there should occur or be discovered any change, event, fact or circumstance (actual, contemplated or threatened) of the nature referred to in Section 3(a) hereof or any development that could result in such a change, event, fact or circumstance, any of which, in the opinion of the Underwriter, as determined by the Underwriter in its sole discretion, acting reasonably, could reasonably be expected to have a material adverse effect on the business, operations or affairs of the Corporation or the market price or value or the marketability of the Flow-Through Shares;

(e)
the Underwriter, acting reasonably, determines that the Corporation shall be in breach of, default under or non-compliance with any material representation, warranty, covenant, term or condition of this Agreement or the Subscription Agreements;

(f)
the Underwriter has become aware, as a result of its due diligence review or otherwise, of any adverse material fact or change (determined solely by the Underwriter, acting reasonably) with respect to the Corporation which had not been publicly disclosed or disclosed in writing to the Underwriter prior to the date hereof or which occurred after the effective date hereof but prior to the Closing Time; or

(g)
there is announced any change or proposed change in the income tax laws of Canada or the interpretation or administration thereof and such change, which in the sole opinion of the Underwriter, acting reasonably, could be expected to have a significant adverse effect on the market price or value or the marketability of the Flow-Through Shares or any other securities of the Corporation;

in any of such cases, each Underwriter shall be entitled, at its option, to terminate and cancel its obligations to the Corporation under this Agreement and the obligations of any Subscriber under any Subscription Agreement.

Section 13 Termination Right

The Underwriter may exercise any or all of the rights provided for in Section 7, Section 11 or Section 12 notwithstanding any material change, change, event or state of facts. The Underwriter shall only be considered to have waived or be estopped from exercising or relying upon any of its rights under or pursuant to Section 7, Section 11 or Section 12 if such waiver or estoppel is in writing and specifically waives or estops such exercise or reliance.

Section 14 Exercise of Termination Right

Any termination pursuant to the terms of this Agreement shall be effected by notice in writing delivered to the Corporation, provided that no termination shall discharge or otherwise affect any obligation of the Corporation under Section 10, Section 15, Section 16, Section 17 or Section 18. The rights of the Underwriter to terminate obligations hereunder are in addition to, and without prejudice to, any other remedies it may have.

Section 15 Survival

All representations, warranties, covenants, indemnities, terms and conditions herein or contained in certificates or documents submitted pursuant to or in connection with the transactions contemplated herein shall survive the payment by the Underwriter for the Flow-Through Shares and shall continue in full force and effect for the benefit of the Underwriter and the Subscribers regardless of any investigation by or on behalf of the Underwriter with respect thereto.

Section 16 Indemnity

The Corporation shall indemnify and save each of the Indemnified Persons harmless against and from all liabilities, claims, demands, losses (other than losses of profit), costs, damages and expenses to which any of the Indemnified Persons may be subject or which any of the Indemnified Persons may suffer or incur, whether under the provisions of any statute or otherwise, in any way caused by, or arising directly or indirectly from or in consequence of:

(a)
any information or statement contained in any part of the Public Record (other than any information or statement relating solely to one or more of the Underwriter and furnished to the Corporation by the Underwriter expressly for inclusion in any part of the Public Record) or contained in this Agreement or any certificate or other document delivered by or on behalf of the Corporation to the Underwriter hereunder which is or is alleged to be untrue or any omission or alleged omission to provide any information or state any fact the omission of which makes or is alleged to make any such information or statement untrue or misleading in light of the circumstances in which it was made;

(b)
any misrepresentation or alleged misrepresentation (except a misrepresentation which is based upon information relating solely to one or more of the Underwriter and furnished to the Corporation by the Underwriter expressly for inclusion in any part of the Public Record) contained in any part of the Public Record;

(c)
any prohibition or restriction of trading in the securities of the Corporation or any prohibition or restriction affecting the distribution of the Flow-Through Shares (not based upon the activities or the alleged activities of any of the Underwriter or the Selling Dealer Group members, if any) imposed by any of the Securities Commissions or any other competent authority;

(d)
any order made or any inquiry, investigation (whether formal or informal) or other proceeding commenced or threatened by any of the Securities Commissions or any other one or more competent authorities (not based upon the activities or the alleged activities of any of the Underwriter or the Selling Dealer Group members, if any) into the affairs of the Corporation or any of its directors, officers or principal shareholders or relating to or affecting the trading or distribution of the Flow-Through Shares;

(e)
any breach of, default under or non-compliance by the Corporation with any representation, warranty, term or condition of this Agreement, the Subscription Agreements, or delivered pursuant thereto or any requirement of Applicable Securities Laws; or

(f)	any misrepresentation contained in the Due Diligence Session Responses (taken as a whole),

provided that in the event and to the extent that a court of competent jurisdiction in the final judgement from which no appeal can be made or a regulatory authority in a final ruling from which no appeal can be made shall determine that any matter in respect of which indemnity may be sought hereunder resulted solely from the negligence, fraud or wilful misconduct of an Indemnified Person, this indemnity shall not apply.

The Corporation hereby waives its right to recover contribution from the Underwriter with respect to any liability of the Corporation by reason of or arising out of any misrepresentation in any part of the Public Record; provided, however, that such waiver shall not apply in respect of liability caused or incurred by reason of or arising out of: (i) any misrepresentation which is based upon information relating solely to the Underwriter contained in such document and furnished to the Corporation by the Underwriter expressly for inclusion in such document; or (ii) any failure by the Underwriter to provide to prospective purchasers of Flow-Through Shares any document which the Corporation is required to provide to such prospective purchasers and which the Corporation has provided to the Underwriter to forward to such prospective purchasers.

The Corporation agrees that in case any legal proceedings or investigation shall be brought against or initiated against the Corporation by any governmental commission, regulatory authority, exchange, court or other authority and an Indemnified Person or other representative of the Underwriter shall be required to testify or respond to procedures designed to discover information regarding, in connection with or relating to the performance of professional services rendered to the Corporation by the Underwriter, the Corporation shall pay the Underwriter the reasonable costs (including an amount to reimburse the Underwriter for the time spent by its personnel in connection therewith on a per diem basis and out of pocket expenses) in connection therewith unless such proceedings or investigations shall be brought or initiated as a result of any negligence, fraud or similar actions or inactions of the Underwriter, or any of its affiliates or any member of the Selling Dealer Group.

Section 17 Notice of Indemnity Claim

If any claim contemplated by Section 16 shall be asserted against any of the Indemnified Persons in respect of which indemnification is or might reasonably be considered to be provided for in such section, such Indemnified Person shall notify the Corporation as soon as possible of the nature of such claim and the Corporation shall be entitled (but not required) to assume the defence of any suit brought to enforce such claim; provided, however, that the defence shall be through legal counsel selected by the Corporation and acceptable to the Indemnified Person acting reasonably and that no admission of liability or settlement may be made by the Corporation or the Indemnified Person without the prior written consent of the other, such consent not to be unreasonably withheld. The Indemnified Person shall have the right to retain its own counsel in any proceeding relating to a claim contemplated by Section 16 if:

(a)
the Indemnified Person has been advised in writing by counsel that there may be a material legal defence available to the Indemnified Person which is different from or additional to a defence available to the Corporation or that a conflict of interest exists or reasonably may exist which makes representation by counsel chosen by the Corporation not advisable (in which case the Corporation shall not have the right to assume the defence of such proceedings on the Indemnified Person's behalf);

(b)	the Corporation shall not have undertaken the defence of such proceedings and employed counsel within ten days after notice of commencement of such proceedings; or

(c)	the employment of such counsel has been authorized by the Corporation in connection with the defence of such proceeding;

and, in any such event, the reasonable fees and expenses of such Indemnified Person’s counsel shall be paid by the Corporation; it being understood, however, that the Corporation shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate law firm (in addition to any local counsel) for all Indemnified Persons.

It is the intention of the Corporation to constitute the Underwriter as trustee for the Indemnified Persons for the purposes of Section 16, Section 17 and Section 18 and the Underwriter agrees to accept such trust and to hold and enforce such covenants on behalf of such persons.

Section 18 Right of Contribution

In order to provide for just and equitable contribution in circumstances in which the indemnification provided for in this Agreement is due in accordance with its terms but is (in whole or in part), for any reason, held by a court to be unavailable from the Corporation on grounds of policy or otherwise, each of the Corporation and the party or parties seeking indemnification shall contribute to the aggregate liabilities, claims, demands, losses (other than losses of profit), costs, damages and expenses (or claims, actions, suits or proceedings in respect thereof) to which they may be subject or which they may suffer or incur:

(a)
in such proportion as is appropriate to reflect the relative benefit received by the Corporation on the one hand and by the Underwriter on the other hand from the offering of the Flow-Through Shares; or

(b)
if the allocation provided by Section 18(a)  is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in Section 18(a) but also to reflect the relative fault of the party or parties seeking indemnity, on the one hand, and the parties from whom indemnity is sought, on the other hand, in connection with the statement, omission, misrepresentation or alleged misrepresentation, order, inquiry, investigation or other matter or thing which resulted in such liabilities, claims, demands, losses, costs, damages or expenses, as well as any other relevant equitable considerations.

The relative benefits received by the Corporation, on the one hand, and the Underwriter, on the other hand, shall be deemed to be in the same proportion that the total proceeds of the offering received by the Corporation (net of fees but before deducting expenses) bear to the fees received by the Underwriter.

The amount paid or payable by an Indemnified Person as a result of liabilities, claims, demands, losses (other than losses of profit), costs, damages and expenses (or claims, actions, suits or proceedings in respect thereof) referred to above shall, without limitation, include any reasonable legal or other expenses reasonably incurred by the Indemnified Person in connection with investigating or defending such liabilities, claims, demands, losses, costs, damages and expenses (or claims, actions, suits or proceedings in respect thereof), whether or not resulting in any action, suit, proceeding or claim.

The Corporation agrees that it would not be just and equitable if contributions pursuant to this Agreement were determined by pro rata allocation or by any other method of allocation which does not take into account the equitable considerations referred to in the immediately preceding sections. The rights to contribution provided in this Section 18 shall be in addition to, and without prejudice to, any other right to contribution which the Underwriter may have.

Notwithstanding the foregoing, a person guilty of fraud or fraudulent misrepresentation shall not be entitled to contribution from the other party to the extent that the fraud or fraudulent misrepresentation caused or contributed to the damages in respect of which contribution is being sought.

Any liability of the Underwriter under this Section 18 shall be limited to the amount payable to the Underwriter pursuant to Section 9.

Section 19 Notices

Any notice or other communication required or permitted to be given hereunder shall, in the case of notice to be given to the Corporation, be addressed to:

Apollo Gold Corporation
5655 S. Yosemite Street, Suite 200
Greenwood Village, Colorado
U.S.A.

Attention: R. David Russell
Telecopy No.: 720-482-0957

with a copy to:

Fogler, Rubinoff LLP
95 Wellington Street West
Suite 1200, Toronto-Dominion Centre
Toronto Ontario
M5J 2Z9

Attention: G. Michael Hobart
Telecopy No.: 416-941-8852

and, in the case of notice to be given to the Underwriter, be addressed to:

Haywood Securities Inc.
Brookfield Place, 181 Bay Street
Suite 2910, Box 808
Toronto, Ontario
M5J 2T3

Attention: Greg McKenzie
Telecopy No.: (416) 507-2350

with a copy to:

Blake, Cassels & Graydon LLP
199 Bay Street
Suite 2800, Commerce Court West
Toronto, Ontario
M5L 1A9

Attention: Carlos A. Cerqueira
Telecopy No.: (416) 863-2237

or to such other address as the party may designate by notice given to the others. Each communication shall be personally delivered to the addressee or sent by facsimile transmission to the addressee, and:

(a)
a communication which is personally delivered shall, if delivered before 4:30 p.m. (local time in the place of delivery) on a business day, be deemed to be given and received on that day and, in any other case be deemed to be given and received on the first business day following the day on which it is delivered; and

(b)
a communication which is sent by facsimile transmission shall, if sent on a business day before 4:30 p.m. (local time in the place of receipt), be deemed to be given and received on that day and, in any other case, be deemed to be given and received on the first business day following the day on which it is sent.

Section 20 Trust

It is the intention of the Corporation to constitute the Underwriter as trustee for the Subscribers in respect of the benefit of the representations, warranties and covenants of the Corporation set forth in this Agreement.

Section 21 Acknowledgement and Consent

The Corporation: (i) acknowledges and agrees that the Underwriter has certain statutory obligations as a registrant under the Applicable Securities Laws and has fiduciary relationships with its respective clients; and (ii) consents to the Underwriter acting hereunder while continuing to act for its respective clients. To the extent that the Underwriter’s statutory obligations as a registrant under Applicable Securities Laws or fiduciary relationships with its clients conflicts with its obligations hereunder, the Underwriter shall be entitled to fulfill its statutory obligations as a registrant under Applicable Securities Laws and its duties to its clients. Nothing in this Agreement shall be interpreted to prevent the Underwriter from fulfilling its statutory obligations as a registrant under Applicable Securities Laws or to act as a fiduciary of its clients.

Section 22 Severance

If one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein.

Section 23 Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

Section 24 Time of the Essence

Time shall be of the essence of this Agreement.

Section 25 Entire Agreement

It is understood that the terms and conditions of this Agreement supersede any previous verbal or written agreement between the Underwriter and the Corporation with respect to the issuance of securities by the Corporation and including, without limitation, the agreement constituted by the acceptance of the letter dated October 11, 2007 from Haywood Securities Inc. to the Corporation.

Section 26 Counterpart Execution

This Agreement may be executed in one or more counterparts, each of which so executed shall constitute an original and all of which together shall constitute one and the same agreement.

* * * * *

If the foregoing is in accordance with your understanding and is agreed to by you, please confirm your acceptance by signing the enclosed copies of this letter at the place indicated and by returning the same to Haywood Securities Inc.

HAYWOOD SECURITIES INC.

Per:	/s/ Greg McKenzie

ACCEPTED AND AGREED to effective as of the 31st day of October, 2007.

APOLLO GOLD CORPORATION

Per:	/s/ Melvyn Williams